Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for Its Quarter Ended June 30, 2015

MCLEAN, Va., July 29, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the "Company") today announced earnings for its third fiscal quarter ended June 30, 2015. Please read the Company's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2015	March 31, 2015	Change	% Change

Total investment income	$ 9,935	$ 9,223	$ 712	7.7%
Total expenses, net of credits	(5,099)	(5,530)	(431)	(7.8)
Net investment income ("NII")	4,836	3,693	1,143	31.0
Net investment income per common share	0.23	0.18	0.05	27.8
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(1,075)	(582)	(493)	(84.7)
Net unrealized (depreciation) appreciation	(454)	6,431	(6,885)	NM
Net increase in net assets resulting from operations	3,307	9,542	(6,235)	(65.3)
Weighted average yield on interest-bearing investments(A)	11.2%	11.1%	0.1%	0.9
Total invested	$ 1,325	$ 30,975	$(29,650)	(95.7)
Total repayments and proceeds	15,807	583	15,224	NM

As of:	June 30, 2015	March 31, 2015	Change	% Change
Total investments, at fair value	$ 347,216	$ 363,640	$(16,424)	(4.5)%
Fair value, as a percent of cost	86.6%	87.3%	(0.7)%	(0.8)
Net asset value per common share	$ 9.49	$ 9.55	$(0.06)	(0.6)
Asset coverage ratio	221.0%	215.1%	5.9%	2.7
Number of portfolio companies	46	50	(4)	(8.0)

NM=Not Meaningful
(A) Excludes reserves on interest receivables and non-accrual loans.

Highlights for the Quarter: During the third fiscal quarter ended June 30, 2015, the following significant events occurred:

  Portfolio Activity: Sold three syndicated investments totaling $6.1 million and exited one proprietary investment for net proceeds of $4.7 million, which provided liquidity to support pending proprietary investments.

  Improved NII and Distribution Coverage: Increased net investment income by $0.05 per share, to $0.23 per share, and dividend coverage to 109.5%.

  Amendment, Extension and Expansion of Revolving Line of Credit: Reduced borrowing margin by 0.5% to 3.25% over LIBOR, extended revolving period to January 2019, increased commitment by $30.0 million to $170.0 million, and expanded collateral availability, among other amendments.

  Recurring Distributions: Paid monthly distributions for each of April, May and June 2015 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock).

Third Quarter 2015 Results: Net Investment Income for the quarters ended June 30, and March 31, 2015, was $4.8 million, or $0.23 per share, and $3.7 million, or $0.18 per share, respectively. Total investment income increased by 7.7% quarter over quarter primarily due to an increase in the weighted average interest bearing investment portfolio during the three months ended June 30, 2015, when compared to the three months ended March 31, 2015 and an increase in other income of $0.4 million quarter over quarter. Total expenses declined by 7.8%, quarter over quarter, as a result of an increase of $0.4 million in credits on the incentive and base management fees taken in the quarter ended June 30, 2015, when compared to the quarter ended March 31, 2015.

Net Asset Value per common share as of June 30, 2015 decreased to $9.49, compared to $9.55 as of March 31, 2015. The quarter over quarter decrease is primarily due to the increase in net unrealized depreciation on investments during the period associated with a decline in financial and operational performance of certain portfolio companies.

Subsequent Events: Subsequent to June 30, 2015, the following significant events occurred:

  Portfolio Activity: Received $8.5 million in scheduled and unscheduled principal repayments from existing portfolio companies, including $7.2 million from the sale of a syndicated second lien debt investment. Invested a combined $20.2 million in two new deals: Mikawaya, Inc. and StrataTech Education Group.

  Distributions Declared: Declared the following monthly cash distributions to stockholders on July 14, 2015:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
July 24	August 4	$ 0.07	$ 0.140625
August 20	August 31	0.07	0.140625
September 21	September 30	0.07	0.140625
Total for the Quarter		$ 0.21	$ 0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, July 30, 2015, at 8:30 a.m. EDT. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 30, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 16114990. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through September 30, 2015.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States. Including dividends through today, the Company has paid 149 consecutive monthly or quarterly cash distributions on its common stock, which over the past five years total approximately $88.3 million, or $4.20 per share. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company's most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2015, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893.